UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 17, 2011

PROTECT PHARMACEUTICAL CORPORTION
(Exact name of registrant as specified in its charter)

NEVADA	000-54001	27-1877179
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

116 Village Boulevard, Suite 200, Princeton, New Jersey 08540
(Address of principal executive offices)

Registrant's telephone number, including area code: (609) 945-1198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item  1.01   Entry into a Material Definitive Agreement.

On June 17, 2011, Protect Pharmaceutical Corporation (the “Company”) finalized the execution of an Investment Agreement (the “Agreement”) with Kodiak Capital Group, LLC, a Delaware limited liability company (“Kodiak”).  The Agreement provides the Company an equity line whereby we can sell to Kodiak, from time-to-time, shares of the Company’s common stock up to an aggregate value of $10 million dollars over a two-year period.  Also, the we agree to file with the SEC a registration statement under the Securities Act of 1933 to register the common stock that may be sold to Kodiak pursuant to the Agreement.

Under the terms of the Agreement, we have the right to deliver to Kodiak a “put notice” stating the dollar amount of common shares we intend to sell to Kodiak, up to $250,000.  The amount that the Company is entitled to sell to Kodiak under any single put notice will be equal to, at Kodiak's election, either:  (i) 200% of the average daily volume (U.S. market only) of the common stock for the three trading days prior to the put notice, multiplied by the average of the three daily closing bid prices immediately preceding the put notice date; or (ii) up to $250,000.  The Company cannot submit a new put notice until after the closing of the previous notice. The purchase price for the shares pursuant to the put notice will be equal to 92% of the lowest closing best bid price of the common stock during the five trading days after the put notice is delivered.  The shares must be paid for and share certificates delivered within the “pricing period,” which is seven days from the date the put notice is delivered.

The Company has the option to specify a floor price for any put notice.  In the event our shares fall below the floor price, the put will be temporarily suspended.  The put will resume if, during the pricing period for that put, the common stock trades above the floor price.

The Company has agreed to pay to Kodiak an initial fee of 150,000 shares of common stock following execution of the Agreement.  We have also agree to pay Kodiak a commitment fee equal to 3% of the total amount of the commitment, payable as follows:  (i) 25% on the first closing of a put notice; (ii) 25% on the second closing, (iii) 25% on the third closing; and (iv) 25% on the fourth closing or eight months from execution of the Agreement.  The commitment fee is payable in Company common stock.

In connection with the Agreement, we entered into a Registration Rights Agreement with Kodiak, whereby the Company agreed to register with the SEC the shares to be issued pursuant to the Agreement.  The Company must prepare and file within 90 days from the date of the Agreement, a registration statement under the Securities Act of 1933.

We intend to use the proceeds from the sale of common stock pursuant to the Agreement for general corporate and working capital purposes and acquisitions of assets, businesses or operations, or for other purposes that the board of directors deems to be in the best interest of the Company.

Item  5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 20, 2011, the Company received written consent from stockholders owning a majority of our outstanding shares to amend the Company’s articles of incorporation to change the authorized capitalization.  The board of directors previously approved the resolution to increase the number of  authorized common stock from 50,000,000 to 100,000,000 shares and to authorize 10,000,000 shares of “blank check” preferred shares.

The newly authorized preferred shares may be issued from time to time in one or more series in the discretion of the board of directors.  The board will have the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

We intend to file with the SEC and information statement pursuant to Schedule 14C announcing the action to amend our articles of incorporation by written consent.  We anticipate the information statement will be mailed to stockholders on or about July 7, 2011.  We also will prepare and file with the State of Nevada a certificate of amendment related to the change in capitalization.  We expect the amendment to become effective on or about July 29, 2011.

Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.                                Description

10.1	Investment Agreement.
10.2	Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protect Pharmaceutical Corporation

Date: June 22, 2011	By:	/S/ Ramesha Sesha
Ramesha Sesha
Chief Operating Officer